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Exhibit 10.4

DATED THIS	DAY OF	22 APR 2026

BETWEEN

HELLO PROPERTY (M) SDN BHD

(Registration No. 199601023472 (395824-U))

          , as Landlord

AND

3KNIGHTS DYNAMICS SDN BHD

(Registration No. 202101028283 (1428583-T))

      , as Tenant

TENANCY AGREEMENT

MESSRS. SOON GAN DION & PARTNERS

ADVOCATES & SOLICITORS

1st FLOOR, NO. 73, JALAN SS21/1A

DAMANSARA UTAMA

47400 PETALING JAVA

[TEL: 03-7726 3168 FAX : 03-7726 3445]

File Ref.: 103-260085DK

e-Duti Setem LHDNM

PENGESAHAN PENERIMAAN BORANG NYATA DUTI SETEM

SEWA / PAJAKAN

Nombor Adjudikasi	:	L01J1EADF4XB016
Pejabat Setem Negeri	:	Selangor
Tarikh Surat Cara Ditandatangani	:	22-04-2026
Tarikh Surat Cara Diterima Di Malaysia	:	-
Nama Surat Cara	:	Perjanjian Sewa
Nama Pihak Pertama	:	HELLO PROPERTY (M) SDN BHD
Nama Pihak Kedua	:	3KNIGHTS DYNAMICS SDN BHD
Duti Yang Sepatutnya Dikenakan	:	RM 1,284.00
Peremitan / Pengecualian	:	RM 0.00
Duti Yang Dikenakan	:	RM 1,284.00
Penalti Yang Dikenakan	:	RM 0.00
Salinan (2)	:	RM 20.00
Fi Pemprosesan	:	RM 0.00

Jumlah Besar Duti Yang Kena Dibayar	:	RM 1,304.00

Dibayar sebelum atau pada 24/05/2026	:	RM 1,304.00

Taksiran ini disifatkan telah dibangkitkan oleh Pemungut pada tarikh borang nyata dikemukakan

Perakuan Pemohon Dan Ditandatangani Oleh

Nama Penuh	:	Soon Gan Dion
Nama Syarikat/Firma/Agensi	:	SOON GAN DION & PARTNERS

Tarikh Dan Masa	:	22/04/2026 12:58:01 pm

Terima kasih kerana menggunakan e-Duti Setem LHDNM

IBU PEJABAT
LEMBAGA HASIL DALAM NEGERI MALAYSIA
MENARA HASIL
PERSIARAN RIMBA PERMAI
CYBER 8, 63000 CYBERJAYA
SELANGOR DARUL EHSAN

SIJIL SETEM

STAMP CERTIFICATE

(Sila lekatkan sijil setem ini ke atas surat cara sebagai bukti penyeteman)

Please attaCh this stamp certificate to the instrument as evidence of stamping

Cara Bayaran Payment Method	FPX TRANSACTIONS

No. Adjudikasi Adjudication No.	L01J1EADF4XB016

Jenis Surat Cara	PERJANJ I AN SEWA
Type Of lnstmment	SURAT CARA UTAMA

Tarikh Surat Cara	22/04/2026
Date Of Instrument

Balasan Consideration	RM 0.00

Maklumat Pihak Pertama / Penjual / Pemberi First Party / yendor / Transferor I Assignor

HELLO PROPERTY (M) SDN BHD, (395824-U, 199601023472)

Maklumat Pihak Kedua / Pembeli / Penerima Second Pa,jy /Purchaser / Transferee I Assignee

3KNIGHTS DYNAMICS SDN BHD, (1428583-T, 202J01028283)

Butiran Harta / Suratcara Property / Instrument Description

UNIT 19-2, THE BOULEVARD MID VALLEY CITY LINGKARAN SYED PUTRA UTARA, KUALA LUMPUR 59200, WILAYAH PERSEKUTUAN KUALA LUMPUR

Dengan ini disahkan surat cara ini disetem dan diindors seperti maklumat di bawah:

This is to certify this instrument is stamped and indorsed as below:

No. Kelulusan Perbendaharaan Treasury Approval No. : KK/BSKKl10/600-2/1/2(60)	Tarikh Cetak Printed Date : 23/0412CJ26 IU:22:52

Pengesahan ketulenan Sijil Setem ini boleh dipastikan di stamps.hasil.gov.my atau melalui aplikasi telefon pintar

The authenticity of this Stamp Certificate can be verified at stamps.hasil.gov.my or by mobile app lnl adalah cetakan komputer dan tidak perlu ditandatangani

This is a computer generated printout and no signature is required

- tamaVend -

TENANCY AGREEMENT

THIS AGREEMENT is made the day and the year stated in Section 1 of the First Schedule hereto Between:-

(1)	The party whose name and description are stated in Section 2 of the First Schedule hereto (“the Landlord”) of the one part; And

(2)	The party whose name and description are stated in Section 3 of the First Schedule hereto (“the Tenant”) of the other part.

WHEREAS

(A)	The Landlord is the legal and beneficial owner of the land and building (“Building”) comprising the premises more particularly described in Section 4 of the First Schedule hereto (hereinafter called “the Demised Premises”).

(B)	The Landlord is desirous of granting and the Tenant is desirous of taking the tenancy of the Demised Premises, with vacant possession, for a term as stated in Section 5(b) of the First Schedule hereto commencing from and expiring on the respective dates as stated in Section 5(a) and (c) of the First Schedule hereto and subject to the terms and conditions hereinafter contained.

NOW IT IS HEREBY AGREED as follows:-

1.	In consideration of the deposit sums as stated in Sections 6 and 7 of the First Schedule hereto paid by the Tenant to the Landlord, and in consideration of the mutual covenants herein contained, the Landlord hereby grants and the Tenant hereby accepts a tenancy of the Demised Premises for the term as stated in Section 5(b) of the First Schedule hereto commencing from and expiring on the respective dates as stated in Section 5(a) and (c) of the First Schedule hereto at the monthly rental as stated in Section 8 of the First Schedule hereto, the first rental payment shall be paid on the execution of this Agreement. The Tenant hereby confirms, declares and agrees that it shall not have the right to terminate this tenancy prior to the expiry of the said term and the said expiry date, however, in the event the Tenant terminates the Tenancy prior to the said term and the said expiry date of the Tenancy, whether by breach or otherwise, the Tenant shall be liable to pay to the Landlord a sum equivalent to the rent for the whole of the unexpired period of the term or such other compensation(s) as may be agreed upon by the Landlord.

2.	Upon the execution of this Agreement, the Tenant shall pay to the Landlord the deposit sum as stated in Section 6 of First Schedule hereto (hereinafter called “the Rental Deposit”), the receipt of which the Landlord hereby acknowledges, by way of deposit for the due performance and observance of the terms, stipulations and covenant on the Tenant’s part herein contained which Rental Deposit shall be maintained at the aforesaid sum during the term of this Tenancy and shall not be treated or deemed to be payments in advance or otherwise of the rental herein but shall be refunded to the Tenant free from interest within fourteen (14) days from the expiry or earlier determination of this tenancy less such sum or sums as may then be found to be due to the Landlord from the Tenant for arrears in rental or for any repair to damage done and/or occasioned to the Demised Premises by Tenant and/or its servant and/or agents.

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3.	The Tenant hereby further agrees to pay to the Landlord upon the execution of this Agreement a further deposit sum as stated in Section 7 of First Schedule hereto (hereinafter called “the Utilities Deposit”), the receipt of which the Landlord hereby acknowledges, as security for any unpaid utilities charges which sums shall be refunded to the Tenant free from interest within fourteen (14) days from the expiry or earlier determination of this tenancy but after the Landlord is furnished with evidence that all electricity water sewerage and refuse collection charges (if any) for the Demised Premises during the term of this tenancy have been fully settled by the Tenant. In the event the Tenant has not settled any utilities charges at the end of the Tenancy the Landlord shall have the right to set-off from the Utilities Deposit all such costs and expenses incurred by the Landlord in settling the Tenant’s unpaid utilities charges.

4.	The Tenant hereby covenants with the Landlord as follows: -

(a)	To use the Demised Premises only for the purposes as mentioned in Section 9 of the First Schedule hereto and all other legal business;

(b)	Subject to the payment of the first rental as mentioned in Clause 1 above, to pay with or without the Landlord’s demand the rent herein reserved in advance on or before the 7th day of each month free from all deductions;

(c)	To immediately upon receipt thereof deliver to the Landlord all notices received by it from the rating authority, the valuation officer or from any other person whatsoever which affect or likely to affect the rates payable in respect of the Demised Premises or the assessment of the rateable value thereof;

(d)	In the event of the quit rent, municipal rates, assessments or other impositions of a like nature presently payable by the Landlord in respect of the Demised Premises or any part thereof being increased or if any new rates or impositions shall be levied or imposed upon or in respect of the Demised Premises or any part thereof during the term hereby created or any extension thereof, the Tenant shall pay and reimburse the Landlord all such increases and new impositions as from the date of such increases or new impositions are levied by the proper authorities;

(e)	To comply at all times during the continuance of the tenancy with all statutory and other requirements for ensuring the health safety and welfare of the persons using or employed in or about the Demised Premises of any part thereof;

(f)	To apply in the Tenant’s name for telephone and pay the deposits and all charges in respect of the service and maintenance charges, conservancy, sewerage, refuse collection charges, electricity, telephone services (if any) for the Demised Premises during the term of this tenancy and to produce on demand such bills as well as the receipts for payment thereof for the Landlord’s inspection and to pay a fair proportion of any increase in deposits for the supply of water and/or electricity to the Demised Premises, the conservancy sewerage and refuse collection charges;

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(g)	At all times during the continuance of the tenancy shall in respect of the Demised Premises and the common property, observe and fulfil all conditions and stipulations as mentioned in the rules and regulations as may be imposed by the Landlord, developer and/or management corporation and to perform and comply with all such rules and regulations for the efficient running of the said building and all rules, directives or regulations as may be imposed amended or altered by developer or the management Corporation from time to time;

(h)	To use the Demised Premises for the carrying out of a legal and proper activity, business or trade and the Tenant shall be responsible for obtaining the proper consent registration or licences for carrying on any activities trade or business in the Demised Premises;

(i)	Not to permit or suffer to be done on the Demised Premises anything which will or may infringe or contravene any law by-law or regulation affecting the Demised Premises or any activity carried out thereon, or anything hazardous immoral or which constitutes a nuisance to the neighbours and the Tenant shall indemnify and keep indemnified the Landlord against summonses action proceedings claims and demands costs damages and expenses which may be levied or brought or made against the Landlord or which the Landlord may be required to pay sustain or incur by reason of any breach by the Tenant of the covenant contained in this sub-clause;

(j)	To keep the interior of the Demised Premises, the flooring and interior piaster or other surface material on walls and ceilings, and the Landlord’s fixtures thereon including doors, plumbing, piping, water closets, cisterns, taps windows, glass, shutters, locks, fastenings, air-condition systems, all mechanical and electrical systems, fire protection system, elevators, lifts and equipment, electric wire installations and fittings for light and power and other fixtures and additions thereto in good and tenantable repairs and clean condition and to replace or repair any to of the aforesaid items and any part of the Demised Premises and the Landlord’s fixtures and fittings therein which shall be broken or damaged due to negligence or careless acts or omissions of the Tenant or the servants agents licensees or invitees of the Tenant;

(k)	To permit the Landlord and its agents with or without workmen and others and with or without appliances at all reasonable times subject to at least twenty-four (24) hours’ prior notice being given to the Tenant, to enter upon and examine the condition of the Demised Premises and to give the Tenant written notice to effect any reasonable repairs thereto in a proper and workmanlike; Provided That if the Tenant shall fail to comply with such notice within a reasonable time, then the Landlord may effect any such repairs in a proper and workmanlike manner, and the costs thereof shall become a debt due from the Tenant to the Landlord recoverable forthwith (fair wear and tear excepted);

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(l)	At all times during the continuance of the tenancy to observe and comply with all such directions, requirements and notices of the Landlord;

(m)	Not to assign, underlet or part with the actual or legal possession or the use of the Demised Premises or any part thereof for any term whatsoever without the previous consent in writing of the Landlord first being had and obtained such consent not to be unreasonably withheld PROVIDED ALWAYS that in the event of the Tenant assigning under-letting or parting with the actual or legal possession or use of the Demised Premises or any part thereof in contravention of the provisions of this sub-clause then the Landlord may without prejudice to its rights under the tenancy collect from any assignee underlessee or other person in possession of the Demised Premises or any part thereof all rent and other monies payable in respect of the Demised Premises or any part thereof by such person or persons to the Tenant AND PROVIDED FURTHER that such collection of rent and other monies as aforesaid shall not be deemed as part or full payment towards the rental as stated in Section 8 of the First Schedule hereto and/or to be an acceptance by the Landlord of any such person or persons as assignees under-lessees tenants or occupiers or the Demised Premises or any part thereof;

(n)	Not to make any addition or alteration or execute any improvement or carry out any renovation works structural changes and/or construction works pertaining to or to the electrical wiring installation of the Demised Premises without the consent of the Landlord in writing first being had and obtained, and without the approval (where necessary) from the proper authorities;

(o)	To be responsible for and to indemnify the Landlord against all actions, proceedings, claims damage occasioned to the Demised Premises or any part thereof or to any person caused by any act default or negligence of the Tenant or the servants agents licensees or invitees of the Tenant;

(p)	Except with the Landlord’s written consent approval, not to paint affix or exhibit any name advertisement or writing or any other things upon or outside the private entrance doorway windows or external walls of the Demised Premises except the Tenant’s name plate/sign of a form and character to be approved by the Landlord and the relevant municipal council;

(q)	Not to bring store or permit or suffer to be brought on or upon the Demised Premises or any part thereof any goods articles or things of an objectionable noxious combustible inflammable explosive or of dangerous nature and not to do or permit or suffer to be done anything whereby the policy or policies of insurance on the Demised Premises against loss or damage by fire may become void or voidable or whereby the premium thereon may be increased and to make good all damages suffered by the Landlord and to repay to the Landlord on demand all sums paid by him by way of increased premium and al! costs and expenses incurred by the Landlord in or about any renewal of such policy or policies rendered necessary by a breach or non-observance of this covenant without prejudice to the other rights of the Landlord;

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(r)	To give the Landlord and/or his agents notification of any outbreak of fire on the Demised Premises and/or any damage or destruction caused by explosion storm or tempest as soon as practicable;

(s)	Not to install any air-conditioning units or telephone or television and or radio antennae in or about the Demised Premises without the prior approval of the Landlord in writing first being had and received. The costs and expenses of any such installations including all wiring and all other expenses incidental thereto shall be borne by the Tenant;

(t)	To permit the Landlord or persons with authority from the Landlord to affix and retain without interference upon any part of the Demised Premises a notice for the re-letting of the Demised Premises and to permit all persons duly authorised by the Landlord at reasonable times of the day to enter and view the Demised Premises for the purposes of taking a tenancy thereof during the three (3) months immediately preceding the expiration of this Tenancy;

(u)	To keep the Landlord indemnified against all fines, extra charges which may be imposed by the relevant or competent authority on the Landlord as a result of any breach whatsoever of any of the abovesaid Tenant’s covenants; and

(v)	At the expiration or sooner determination of this tenancy to yield up the Demised Premises with the fixtures thereto (other than such Tenant’s fixtures as shall belong to the Tenant) in good and tenantable repair and condition, fair wear and tear excepted and to remove the Tenant’s fixtures without damage to any part of the Demised Premises, such removal and rectification to damaged areas to be entirely at the Tenant’s cost and expense.

5.	The Landlord hereby covenants with the Tenant as follows:-

(a)	To permit the Tenant, if it punctually pays the rent hereby reserved and observe the stipulations on its part herein contained, peacefully to enjoy the Demised Premises without any interruptions or disturbance by the Landlord or those lawfully claiming under or in trust for him.

(b)	If the Tenant shall be desirous of extending this tenancy hereby created for the for a further term as stated in Section 10 of the First Schedule hereto (hereinafter called “the said further term”) at the expiration of the term hereby granted it shall not less than three (3) months before the date of such expiration give to the Landlord a notice in writing of such desire and provided it has paid the rent hereby reserved and performed all the stipulations and covenants to be observed upto the expiration of the term of this tenancy then the Landlord shall let the Demised Premises to the Tenant for the said further term at a rental at the prevailing market rate subject always to any increase or decrease in rental amount not exceeding ten per centum (10%) of the current rental amount and subject to the same stipulations as are herein contained save and except this clause for renewal,

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6.	PROVIDED ALWAYS AND IT IS HEREBY EXPRESSLY AGREED BETWEEN THE PARTIES HERETO that if at any time during the Tenancy the Demised Premises or any part thereof shall be destroyed or damaged by fire storm tempest lighting riot civil commotion Acts of God so as to become unfit for occupation and use then the rent hereby covenanted to be paid or a fair proportion thereof according to the nature and extent of damage sustained shall forthwith be suspended until the Demised Premises shall again be rendered fit for occupation and use. In the event the Demised Premises cannot be rebuilt or reinstated within three (3) months from the date of destruction or damage then the Tenant shall be at liberty to forthwith terminate this tenancy by giving fourteen (14) days’ notice in writing to the Landlord whereupon the tenancy shall then absolutely determined and the Landlord shall refund to the Tenant any rental paid in advance or such fair proportion thereof as the case may be (calculated from the date of destruction or damage) for any unexpired period of tenancy and the Rental Deposit and Utilities Deposit less any monies which may be lawfully due to the Landlord. Thereafter the tenancy shall be null and void and of no further effect and neither party shall have any claims against the other save and except in respect of any antecedent breach.

7.	The Landlord hereby reserves the right to determine this tenancy before its expiry in any of the following circumstances (but without prejudice to any right of action by the Landlord that may have accrued prior to such determination):-

(a)	if the rent hereby reserved or any part thereof shall remain in arrears after becoming due and payable and after the Landlord has given notice to the Tenant to pay the same within seven (7) days from the date of receipt of the notice (and for this purpose the parties hereto expressly agree that the said period of seven (7) days from the date of receipt of the notice shall be or is deemed to be a reasonable time as required by Section 235 of the National Land Code 1965); or

(b)	if the Tenant shall make default or fails in the observance or performance of any of the conditions or covenants on its part herein contained and fail to remedy such breach within fourteen (14) days from the date of receipt of the notice from the Landlord requiring him to remedy the same; or

(c)	if the Tenant shall be adjudged a bankrupt or have a receiving order made against it or shall make any assignment for the benefit of its creditors or either enter into agreement or make any arrangement with its creditors by composition or otherwise or suffer any distress or attachment or execution to be levied against its goods or being a company enter into liquidation whether compulsory or voluntary (except for the purpose of reconstruction or amalgamation).

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8.	Notwithstanding Clause 7 above, the Landlord shall have the sole and absolute right to terminate this Agreement and/or the Tenancy at any time prior to its expiry for any reason(s) whatsoever by giving to the Tenant three (3) months’ notice or three (3) months’ rental in lieu of such notice without any compensation to the Tenant.

9.	Any notice to be given hereunder shall be in writing and may be given by sending the same by prepaid registered post addressed to the party concerned at its address as is given in this Agreement or such other address as such party may have notified in writing to the other party or facsimile transmission or telex followed by confirmation by prepaid registered post, addressed to the party concerned at its address as is given in this Agreement or at such other address as such party may have notified in writing to the other party. Any notice so given shall be deemed to have been served in the case of a notice sent by registered post, seven (7) days after the notice has been posted and in the case of a notice sent by facsimile transmission, on the day the transmission report shows that the notice has been sent provided that the said notice is also sent by prepaid registered post.

10.	The Landlord shall have the right and is hereby authorised to set-off and appropriate and apply any monies due to the Tenant under this Agreement (including but not limited to the Rental Deposit and/or the Utilities Deposit), any other indebtedness at any time owing by the Landlord to the Tenant, against or on account of the obligations and liabilities of the Tenant hereunder.

11.	The Tenant hereby agrees to pay interest on the outstanding monthly rental at the rate of ten per centum (10%) per annum calculated on a daily basis commencing on the day immediately following the due date up to the date of actual payment if the Tenant fails to pay the monthly rental or any part thereof on or before the due date.

12.	The Tenant shall pay for the Landlord’s solicitors’ costs in respect of this Agreement. The stamp duty payable on this Agreement shall be borne and paid by the Tenant.

13.	Any indulgence granted by the Landlord to the Tenant shall not be regarded as a waiver of his rights hereunder and he may at any time insist upon the strict adherence to the provisions of this Agreement.

14.	Time wherever mentioned in this Agreement shall be of the essence.

15.	If any of the provisions of this Agreement or part thereof becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.	This Agreement shall be governed by and be construed in accordance with the laws for the time being in force in Malaysia.

17.	In this Agreement where the context so admits:-

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(i)	The expression “Landlord” shall include the successors and assigns of the Landlord and the expression “Tenant” shall include the successors and permitted assigns of the Tenants and where the context so permits, the servants agents invitees or licensees of the Tenant.

(ii)	Words applicable to natural persons include any body of persons company corporation firm or partnership corporation or incorporate;

(iii)	Words importing the masculine gender only shall include the feminine and neuter genders and vice versa and words importing the singular number only shall include the plural and vice versa.

(iv)	The schedule and annexure referred to in this Agreement shall be construed as in integral part of this Agreement to the same extent as if the same have been set forth verbatim herein.

(v)	An obligation to pay money by the Tenant under this Agreement includes an obligation by the Tenant to pay any goods and services tax chargeable in respect of that payment All sums made payable under this Agreementby the Tenant are exclusive of any goods and services tax. The Tenant shall pay to the Landlord an additional amount equal to the goods and services tax on any moneys payable to the Landlord.

18.	This Agreement is subject to the special terms and conditions specified in the Second Schedule hereto (if any) and in the event of there being any inconsistency between any such special terms and conditions and any of the provisions of this Agreement then such special terms and conditions shall prevail.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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THE FIRST SCHEDULE HEREINBEFORE REFERRED TO

(which is to be taken, read and construed as an essential part of this Agreement)

Section 1	Date of this Agreement	22 APR 2026

Section 2	Name and description of the Landlord	HELLO PROPERTY (M) SDN BHD (Registation No. 199601023472 (395824-U)), a company incorporate in Malaysia under Companies Act 2016 having its business address at 12th Floor, Menara Cosway, Plaza Berjaya, No.12 Jalan Imbi, 55100 Kuala Lumpur.

Section 3	Name and description of the Tenant	3KNIGHTS DYNAMICS SDN BHD (Registration No. 202101028283 (1428583-T)), a company incorporated in Malaysia under Companies Act 2016 and having its business address at Unit 19-2, The Boulevard, Mid Valley City, Lingkaran Syed Putra Utara, 59200 Kuala Lumpur

Section 4	Particulars of the Demised Premises	Unit No. 19-2 The Boulevard, Mid Valley City, Lingkaran Syed Putra Utara, 59200 Kuala Lumpur measuring approximately 2,024 sq feet

Section 5	Particulars of the Tenancy

	(a) Commencement Date	1st April 2026
	(b) Duration	Twenty Four (24) months from the Commencement Date
	(c) Expiry Date	31st March 2028

Section 6	Rental Deposit	Ringgit Malaysia Twenty Six Thousand Seven Hundred Sixteen and Cents Eighty (RM26,716.80) only equivalent to three (3) months rental.

Section 7	Utilities Deposit	Ringgit Malaysia Eight Thousand Nine Hundred Five and Cents Sixty only (RM8,905.60) equivalent to (1) month rental.

Section 8	Reserved Rent	Ringgit Malaysia Eight Thousand Nine Hundred Five and Cents Sixty (RM8,905.60) only per month.

Section 9	Purpose of Use of the Demised Premises	Office

Section 10	Further Term upon Renewal	Twenty Four (24) months

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THE SECOND SCHEDULE HEREINBEFORE REFERRED TO

(which is to be taken, read and construed as an essential part of this Agreement}

SPECIAL TERMS AND CONDITIONS

NOT APPLICABLE

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IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first above written.

The Landlord

SIGNED by

for and on behalf of	)
HELLO PROPERTY (M) SDN BHD	)
(Registation No. 199601023472 (395824-U)))
In the presence of: -)

HELLO PROPERTY (M) SDN BHD

Reg. No.199601023472 (395824-U)
12th Floor, Menara Cosway
Plaza Berjaya, 12 Jalan Imbi
55100 Kuala Lumpur, Malaysia
Tel: 03-2145 9086
Fax: 03-2145 2278

Witness’s Name:	AW PEI YING
NRIC No.:	Advocate & Solicitor
Petaling Jaya
BC/A/3299

The Tenant

Signed By )
)
for and on behalf of 3KNIGHTS DYNAMICS )
SDN BHD (Registration No. 202101028283)
(1428583-T))
in the presence of:-)

Witness’s Name: NRIC No. :